Exhibit 10.16

Guerrilla RF 1196 Pleasant Ridge Rd., Suite 5 Greensboro, NC 27409 November 24, 2021

Kellie Chong

Dear Kellie Chong,

It is our pleasure to confirm our offer of employment to you as Chief Business Office at Guerrilla RF. In this position, you will report directly to Ryan Pratt beginning January 17th· 2022

Your salary will be $300,00.00 per year with paychecks issued bi-weekly. In addition to milestone adjustments, you will receive consideration on your hiring date anniversary for normal pay cycle salary increases.

You will be eligible for medical, dental, vision, disability, and basic life insurance benefits beginning on your first day of employment, most of which are available to employees for no to little cost. 401K contributions will be in the first paycheck of the following month that you begin work. Guerrilla RF offers a generous Paid-Time-Off (PTO) policy with quarterly company holidays/shutdowns.

Upon starting, you will be granted stock options for 130,000 shares that vest annually over a four year term. This grant is subject to the approval by our Board of Directors. You will also receive a $30,000.00 sign on bonus that will be added into your first paycheck.

To confirm your acceptance of this offer of employment, please sign below and return by December 1st, 2021. You may scan or email your signed offer letter to dpratt@guerrilla-rf.com

Desiree Pratt, HR Department

**Please note that Guerrilla RF is an at-will employer, meaning that either the company or any employee may terminate the employer-employee relationship at any time, for any reason.**